Exhibit 99.1

                             PHASE III MEDICAL, INC.

2003 Equity Participation Plan (1)

      1. Purpose of the Plan. The Phase III Medical, Inc. 2003 Equity Participation Plan (the "Plan") is intended to advance the interests of Phase III Medical, Inc. (the "Company") by inducing individuals or entities of outstanding ability and potential to join and remain with, or provide consulting or advisory services to, the Company, by encouraging and enabling eligible employees, non-employee Directors, consultants and advisors to acquire proprietary interests in the Company, and by providing the participating employees, non-employee Directors, consultants and advisors with an additional incentive to promote the success of the Company. This is accomplished by providing for the granting of "Options," which term as used herein includes both "Incentive Stock Options" and "Nonstatutory Stock Options," as later defined, and "Restricted Stock," to employees, non-employee Directors, consultants and advisors.

      2. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board" or "Board of Directors") or by a committee (the "Committee") consisting of at least two (2) persons chosen by the Board of Directors. Except as herein specifically provided, the interpretation and construction by the Board of Directors or the Committee of any provision of the Plan or of any Option, or with respect to any Restricted Stock, granted under it shall be final and conclusive. The receipt of Options or Restricted Stock by Directors, or any members of the Committee, shall not preclude their vote on any matters in connection with the administration or interpretation of the Plan.

      3. Shares Subject to the Plan. The shares subject to Options granted under the Plan, and shares granted as Restricted Stock under the Plan, shall be shares of the Company's common stock, par value $.001 per share (the "Common Stock"), whether authorized but unissued or held in the Company's treasury, or shares purchased from stockholders expressly for use under the Plan. The maximum number of shares of Common Stock which may be issued pursuant to Options or as Restricted Stock granted under the Plan shall not exceed in the aggregate fifty million (50,000,000) shares. The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of all outstanding Options granted under the Plan. In the event any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available for Options and grants of Restricted Stock under the Plan. In the event any shares of Restricted Stock are forfeited for any reason, the shares forfeited shall again be available for Options and grants of Restricted Stock under the Plan. In the event shares of Common Stock are delivered to, or withheld by, the Company pursuant to Sections 14(b) or 27 hereof, only the net number of shares issued, i.e., net of the shares so delivered or withheld, shall be considered to have been issued pursuant to the Plan.

      4. Participation. The class of individuals that shall be eligible to receive Options ("Optionees") and Restricted Stock ("Grantees") under the Plan shall be (a) with respect to Incentive Stock Options described in Section 6 hereof, all employees of either the Company or any parent or subsidiary corporation of the Company, and (b) with respect to Nonstatutory Stock Options described in Section 7 hereof and Restricted Stock described in Section 18 hereof, all employees, and non-employee Directors of, or consultants and advisors to, either the Company or any parent or subsidiary corporation of the Company; provided, however, neither nonstatutory Stock Options nor Restricted Stock shall be granted to any such consultant or advisor unless (i) the consultant or advisor is a natural person (or an entity wholly-owned by the consultant or advisor), (ii) bona fide services have been or are to be rendered by such consultant or advisor and (iii) such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities. The Board of Directors or the Committee, in its sole discretion, but subject to the provisions of the Plan, shall determine the employees and non-employee Directors of, and the consultants and advisors to, the Company and its parent and subsidiary corporations to whom Options and Restricted Stock shall be granted, and the number of shares to be covered by each Option and each Restricted Stock grant, taking into account the nature of the employment or services rendered by the individuals or entities being considered, their annual compensation, their present and potential contributions to the success of the Company, and such other factors as the Board of Directors or the Committee may deem relevant. Notwithstanding the foregoing, the selection of non-employee Directors whom Options are to be granted, the number of shares subject to the Option, and the exercise price of any Option shall be as set forth in Section 8 hereof and the Committee shall have no discretion as to such matters. For purposes hereof, a non-employee to whom an offer of employment has been extended shall be considered an employee, provided that the Options granted to such individual shall not be exercisable, and the Restricted Stock granted shall not vest, in whole or in part, for a period of at least one year from the date of grant and in the event the individual does not commence employment with the Company, the Options and/or Restricted Stock granted shall be considered null and void.

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(1) On February 6, 2003 this Plan was adopted by the Board and on July 24, 2005 approved by the shareholders; on May 4, 2005 this Plan was amended by the Board and on July 20, 2005 the amendment was approved by the shareholders.

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      5. Stock Option Agreement. Each Option granted under the Plan shall be authorized by the Board of Directors or the Committee, and shall be evidenced by a Stock Option Agreement which shall be executed by the Company and by the individual or entity to whom such Option is granted. The Stock Option Agreement shall specify the number of shares of Common Stock as to which any Option is granted, the period during which the Option is exercisable, and the option price per share thereof, and such other terms and provisions as the Board of Directors or the Committee may deem necessary or appropriate.

      6. Incentive Stock Options. The Board of Directors or the Committee may grant Options under the Plan which are intended to meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to "incentive stock options," and which are subject to the following terms and conditions and any other terms and conditions as may at any time be required by Section 422 of the Code (referred to herein as an "Incentive Stock Option"):

            (a) No Incentive Stock Option shall be granted to individuals other than employees of the Company or of a parent or subsidiary corporation of the Company.

            (b) Each Incentive Stock Option under the Plan must be granted prior to February 6, 2013, which is within ten (10) years from the date the Plan was adopted by the Board of Directors.

            (c) The option price of the shares subject to any Incentive Stock Option shall not be less than the fair market value (as defined in subsection
(f) of this Section 6) of the Common Stock at the time such Incentive Stock Option is granted; provided, however, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a parent or subsidiary corporation of the Company (a "10% Stockholder"), the option price of the shares subject to the Incentive Stock Option shall be at least one hundred ten percent (110%) of the fair market value of the Common Stock at the time such Incentive Stock Option is granted.

            (d) No Incentive Stock Option granted under the Plan shall be exercisable after the expiration of ten (10) years from the date of its grant. However, if an Incentive Stock Option is granted to a 10% Stockholder, such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date of its grant. Every Incentive Stock Option granted under the Plan shall be subject to earlier termination as expressly provided in Section 13 hereof.

            (e) For purposes of determining stock ownership under this Section 6, the attribution rules of Section 424(d) of the Code shall apply.

            (f) For purposes of the Plan, fair market value shall be determined by the Board of Directors or the Committee. If the Common Stock is listed or traded on a national securities exchange, The Nasdaq Stock Market ("Nasdaq"), the National Association of Securities Dealers OTC Electronic Bulletin Board (the "Bulletin Board"), the Bulletin Board Exchange (the "BBX") or the Pink Sheets (or any successor organization), fair market value shall be the closing selling price or, if not available, the closing bid price or, if not available, the high bid price of the Common Stock quoted on such exchange, Nasdaq, the Bulletin Board, the BBX or the Pink Sheets (or any successor organization), as reported thereby, as the case may be, on the day immediately preceding the day on which the Option is granted (or, if granted after the close of business for trading, then on the day on which the Option is granted), or, if there is no selling or bid price on that day, the closing selling price, closing bid price or high bid price, as the case may be, on the most recent day which precedes that day and for which such prices are available. If there is no selling or bid price for the ninety (90) day period preceding the date of grant of an Option hereunder, fair market value shall be determined in good faith by the Board of Directors or the Committee.

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      7. Nonstatutory Stock Options. The Board of Directors or the Committee may
grant Options under the Plan which are not intended to meet the requirements of
Section 422 of the Code, as well as Options which are intended to meet the requirements of Section 422 of the Code but the terms of which provide that they will not be treated as Incentive Stock Options (referred to herein as a "Nonstatutory Stock Option"). Nonstatutory Stock Options shall be subject to the following terms and conditions:

            (a) A Nonstatutory Stock Option may be granted to any individual or entity eligible to receive an Option under the Plan pursuant to clause (b) of
Section 4 hereof.

            (b) The option price of the shares subject to a Nonstatutory Stock Option shall be determined by the Board of Directors or the Committee, in its sole discretion, at the time of the grant of the Nonstatutory Stock Option.

            (c) A Nonstatutory Stock Option granted under the Plan may be of such duration as shall be determined by the Board of Directors or the Committee (subject to earlier termination as expressly provided in Section 13 hereof).

      8. Grant of Options to Non-Employee Directors.

            (a) Subject to the provisions of Section 3 hereof, for so long as this Plan is in effect and shares are available for the grant of Options hereunder, each person who shall become a non-employee Director after the effective date of this Plan shall be granted, on the date of his initial election by stockholders or initial appointment by the Board of Directors of the Company, an Option to purchase 300,000 shares of Common Stock at a per share option price equal to the fair market value of a share of Common Stock on such date (such number of shares being subject to the adjustments provided in Section 15 of the Plan).

            (b) For so long as this Plan is in effect and shares are available for the grant of options hereunder, on the date of the Company's annual meeting of stockholders, there shall be granted to each person who is a non-employee Director on the date of such annual meeting an Option to purchase 50,000 shares of Common Stock at a per share option price equal to the fair market value of a share of Common Stock on such date (such number of shares being subject to the adjustments provided in Section 15 of the Plan); provided, however, that any non-employee Director who received an Option grant pursuant to Section 8(a) above shall not be entitled to receive an Option grant pursuant to this Section 8(b) in the same calendar year.

      9. Reload Options. The Board of Directors or the Committee may grant Options with a reload feature. A reload feature shall only apply when the option price is paid by delivery of Common Stock (as set forth in Section 14(b)(ii)) or by having the Company reduce the number of shares otherwise issuable to an Optionee (as provided for in the last sentence of Section 14(b)) (a "Net Exercise"). The Stock Option Agreement for the Options containing the reload feature shall provide that the Option holder shall receive, contemporaneously with the payment of the option price in shares of Common Stock or in the event of a Net Exercise, a reload stock option (the "Reload Option") to purchase that number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock used to exercise the Option (or not issued in the case of a Net Exercise), and (ii) with respect to Nonstatutory Stock Options, the number of shares of Common Stock used to satisfy any tax withholding requirement incident to the exercise of such Nonstatutory Stock Option. The terms of the Plan applicable to the Option shall be equally applicable to the Reload Option with the following exceptions: (i) the option price per share of Common Stock deliverable upon the exercise of the Reload Option, (A) in the case of a Reload Option which is an Incentive Stock Option being granted to a 10% Stockholder, shall be one hundred ten percent (110%) of the fair market value of a share of Common Stock on the date of grant of the Reload Option and (B) in the case of a Reload Option which is an Incentive Stock Option being granted to a person other than a 10% Stockholder or is a Nonstatutory Stock Option, shall be the fair market value of a share of Common Stock on the date of grant of the Reload Option; and (ii) the term of the Reload Option shall be equal to the remaining option term of the Option (including a Reload Option) which gave rise to the Reload Option. The Reload Option shall be evidenced by an appropriate amendment to the Stock Option Agreement for the Option which gave rise to the Reload Option. In the event the exercise price of an Option containing a reload feature is paid by check and not in shares of Common Stock, the reload feature shall have no application with respect to such exercise.

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      10. Rights of Option Holders. The holder of an Option granted under the
Plan shall have none of the rights of a stockholder with respect to the stock covered by his Option until such stock shall be transferred to him upon the exercise of his Option.

      11. Alternate Stock Appreciation Rights.

            (a) Concurrently with, or subsequent to, the award of any Option to purchase one or more shares of Common Stock, the Board of Directors or the Committee may, in its sole discretion, subject to the provisions of the Plan and such other terms and conditions as the Board of Directors or the Committee may prescribe, award to the Optionee with respect to each share of Common Stock covered by an Option ("Related Option"), a related alternate stock appreciation right ("SAR"), permitting the Optionee to be paid the appreciation on the Related Option in lieu of exercising the Related Option. A SAR granted with respect to an Incentive Stock Option must be granted together with the Related Option. A SAR granted with respect to a Nonstatutory Stock Option may be granted together with, or subsequent to, the grant of such Related Option.

            (b) Each SAR granted under the Plan shall be authorized by the Board of Directors or the Committee, and shall be evidenced by a SAR Agreement which shall be executed by the Company and by the individual or entity to whom such SAR is granted. The SAR Agreement shall specify the period during which the SAR is exercisable, and such other terms and provisions not inconsistent with the Plan.

            (c) A SAR may be exercised only if and to the extent that its Related Option is eligible to be exercised on the date of exercise of the SAR. To the extent that a holder of a SAR has a current right to exercise, the SAR may be exercised from time to time by delivery by the holder thereof to the Company at its principal office (attention: Secretary) of a written notice of the number of shares with respect to which it is being exercised. Such notice shall be accompanied by the agreements evidencing the SAR and the Related Option. In the event the SAR shall not be exercised in full, the Secretary of the Company shall endorse or cause to be endorsed on the SAR Agreement and the Related Option Agreement the number of shares which have been exercised thereunder and the number of shares that remain exercisable under the SAR and the Related Option and return such SAR and Related Option to the holder thereof.

            (d) The amount of payment to which an Optionee shall be entitled upon the exercise of each SAR shall be equal to one hundred percent (100%) of the amount, if any, by which the fair market value of a share of Common Stock on the exercise date exceeds the exercise price per share of the Related Option; provided, however, the Company may, in its sole discretion, withhold from any such cash payment any amount necessary to satisfy the Company's obligation for withholding taxes with respect to such payment.

            (e) The amount payable by the Company to an Optionee upon exercise of a SAR may, in the sole determination of the Company, be paid in shares of Common Stock, cash or a combination thereof, as set forth in the SAR Agreement. In the case of a payment in shares, the number of shares of Common Stock to be paid to an Optionee upon such Optionee's exercise of a SAR shall be determined by dividing the amount of payment etermined pursuant to Section 11(d) hereof by the fair market value of a share of Common Stock on the exercise date of such SAR. For purposes of the Plan, the exercise date of a SAR shall be the date the Company receives written notification from the Optionee of the exercise of the SAR in accordance with the provisions of Section 11(c) hereof. As soon as practicable after exercise, the Company shall either deliver to the Optionee the amount of cash due such Optionee or a certificate or certificates for such shares of Common Stock. All such shares shall be issued with the rights and restrictions specified herein.

            (f) SARs shall terminate or expire upon the same conditions and in the same manner as the Related Options, and as set forth in Section 13 hereof.

            (g) The exercise of any SAR shall cancel and terminate the right to purchase an equal number of shares covered by the Related Option.

            (h) Upon the exercise or termination of any Related Option, the SAR with respect to such Related Option shall terminate to the extent of the number of shares of Common Stock as to which the Related Option was exercised or terminated.

            (i) A SAR granted pursuant to the Plan shall be transferable to the same extent as the Related Option.

            (j) All references in this Plan to "Options" shall be deemed to include "SARs" where applicable.

      12. Transferability of Options.

            (a) No Option granted under the Plan shall be transferable by the individual or entity to whom it was granted other than by will or the laws of descent and distribution, and, during the lifetime of an individual, shall not be exercisable by any other person, but only by him.

            (b) Notwithstanding Section 12(a) above, a Nonstatutory Stock Option granted under the Plan may be transferred in whole or in part during an Optionee's lifetime, upon the approval of the Board of Directors or the Committee, to an Optionee's "family members" (as such term is defined in Rule 701(c)(3) of the Securities Act of 1933, as amended, and General Instruction A(1)(a)(5) to Form S-8) through a gift or domestic relations order. The transferred portion of a Nonstatutory Stock Option may only be exercised by the person or entity who acquires a proprietary interest in such option pursuant to the transfer. The terms applicable to the transferred portion shall be the same as those in effect for the Option immediately prior to such transfer and shall be set forth in such documents issued to the transferee as the Board of Directors or the Committee may deem appropriate. As used in this Plan the terms "Optionee" and "holder of an Option" shall refer to the grantee of the Option and not any transferee thereof.

      13. Effect of Termination of Employment or Death on Options.

            (a) Unless otherwise provided in the Stock Option Agreement, if the employment of an employee by, or the services of a non-employee Director for, or consultant or advisor to, the Company or a parent or subsidiary corporation of the Company shall be terminated for cause or voluntarily by the employee, non-employee Director, consultant or advisor, then his Option shall expire forthwith. Unless otherwise provided in the Stock Option Agreement, and except as provided in subsections (b) and (c) of this Section 13, if such employment or services shall terminate for any other reason, then such Option may be exercised at any time within three (3) months after such termination, subject to the provisions of subsection (d) of this Section 13. For purposes of the Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company shall be deemed to be termination of such individual's employment other than voluntarily or for cause. For purposes of this subsection
(a), an employee, non-employee Director, consultant or advisor who leaves the employ or services of the Company to become an employee or non-employee Director of, or a consultant or advisor to, a parent or subsidiary corporation of the Company or a corporation (or subsidiary or parent corporation of the corporation) which has assumed the Option of the Company as a result of a corporate reorganization or like event shall not be considered to have terminated his employment or services.

            (b) Unless otherwise provided in the Stock Option Agreement, if the holder of an Option under the Plan dies (i) while employed by, or while serving as a non-employee Director for or a consultant or advisor to, the Company or a parent or subsidiary corporation of the Company, or (ii) within three (3) months after the termination of his employment or services other than voluntarily or for cause, then such Option may, subject to the provisions of subsection (d) of this Section 12, be exercised by the estate of the employee or non-employee Director, consultant or advisor, or by a person who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of such employee or non-employee Director, consultant or advisor, at any time within one
(1) year after such death.

            (c) Unless otherwise provided in the Stock Option Agreement, if the holder of an Option under the Plan ceases employment or services because of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) ("Permanent Disability") while employed by, or while serving as a non-employee Director for or consultant or advisor to, the Company or a parent or subsidiary corporation of the Company, then such Option may, subject to the provisions of subsection (d) of this Section 13, be exercised at any time within one (1) year after his termination of employment, termination of Directorship or termination of consulting or advisory services, as the case may be, due to the disability.

            (d) An Option may not be exercised pursuant to this Section 13 except to the extent that the holder was entitled to exercise the Option at the time of termination of employment, termination of Directorship, termination of consulting or advisory services, or death, and in any event may not be exercised after the expiration of the Option.

            (e) For purposes of this Section 13, the employment relationship of an employee of the Company or of a parent or subsidiary corporation of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence (such as temporary employment by the Government) if such leave does not exceed ninety (90) days, or, if longer, so long as his right to reemployment is guaranteed either by statute or by contract.

      14. Exercise of Options.

            (a) Unless otherwise provided in the Stock Option Agreement, any Option granted under the Plan shall be exercisable in whole at any time, or in part from time to time, prior to expiration. The Board of Directors or the Committee, in its absolute discretion, may provide in any Stock Option Agreement that the exercise of any Options granted under the Plan shall be subject (i) to such condition or conditions as it may impose, including, but not limited to, a condition that the holder thereof remain in the employ or service of, or continue to provide consulting or advisory services to, the Company or a parent or subsidiary corporation of the Company for such period or periods from the date of grant of the Option as the Board of Directors or the Committee, in its absolute discretion, shall determine; and (ii) to such limitations as it may impose, including, but not limited to, a limitation that the aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) shall not exceed one hundred thousand dollars ($100,000). In addition, in the event that under any Stock Option Agreement the aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds one hundred thousand dollars ($100,000), the Board of Directors or the Committee may, when shares are transferred upon exercise of such Options, designate those shares which shall be treated as transferred upon exercise of an Incentive Stock Option and those shares which shall be treated as transferred upon exercise of a Nonstatutory Stock Option.

            (b) An Option granted under the Plan shall be exercised by the delivery by the holder thereof to the Company at its principal office (attention of the Secretary) of written notice of the number of shares with respect to which the Option is being exercised. Such notice shall be accompanied, or followed within ten (10) days of delivery thereof, by payment of the full option price of such shares, and payment of such option price shall be made by the holder's delivery of (i) his check payable to the order of the Company, or (ii) previously acquired Common Stock, the fair market value of which shall be determined as of the date of exercise (provided that the shares delivered pursuant hereto are acceptable to the Board of Directors or the Committee in its sole discretion) or (iii) if provided for in the Stock Option Agreement, his check payable to the order of the Company in an amount at least equal to the par value of the Common Stock being acquired, together with a promissory note, in form and upon such terms as are acceptable to the Board or the Committee, made payable to the order of the Company in an amount equal to the balance of the exercise price, or (iv) by the holder's delivery of any combination of the foregoing (i), (ii) and (iii). Alternatively, if provided for in the Stock Option Agreement, the holder may elect to have the Company reduce the number of shares otherwise issuable by a number of shares having a fair market value equal to the exercise price of the Option being exercised.

      15. Adjustment Upon Change in Capitalization.

            (a) In the event that the outstanding Common Stock is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, reverse split, stock dividend or the like, an appropriate adjustment shall be made by the Board of Directors or the Committee in the aggregate number of shares available under the Plan, in the number of shares and option price per share subject to outstanding Options, and in any limitation on exerciseability referred to in Section 14(a)(ii) hereof which is set forth in outstanding Incentive Stock Options. If the Company shall be reorganized, consolidated, or merged with another corporation, subject to the provisions of Section 19 hereof, the holder of an Option shall be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option; provided, however, that in such event the Board of Directors or the Committee shall have the discretionary power to take any action necessary or appropriate to prevent any Incentive Stock Option granted hereunder which is intended to be an "incentive stock option" from being disqualified as such under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto; and provided, further, however, that in such event the Board of Directors or the Committee shall have the discretionary power to take any action necessary or appropriate to prevent such adjustment from being deemed or considered as the adoption of a new plan requiring shareholder approval under Section 422 of the Code and the regulations promulgated thereunder.

            (b) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

      16. Further Conditions of Exercise of Options.

            (a) Unless prior to the exercise of the Option the shares issuable upon such exercise have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the notice of exercise shall be accompanied by a representation or agreement of the person or estate exercising the Option to the Company to the effect that such shares are being acquired for investment purposes and not with a view to the distribution thereof, and such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

            (b) If the Common Stock is listed on any securities exchange, including, without limitation, Nasdaq, the Company shall not be obligated to deliver any Common Stock pursuant to this Plan until it has been listed on each such exchange. In addition, the Company shall not be obligated to deliver any Common Stock pursuant to this Plan until there has been qualification under or compliance with such federal or state laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

      17. Restricted Stock Grant Agreement. Each Restricted Stock grant under the Plan shall be authorized by the Board of Directors or the Committee, and shall be evidenced by a Restricted Stock Grant Agreement which shall be executed by the Company and by the individual or entity to whom such Restricted Stock is granted. The Restricted Stock Grant Agreement shall specify the number of shares of Restricted Stock granted, the vesting periods and such other terms and provisions as the Board of Directors or the Committee may deem necessary or appropriate.

      18. Restricted Stock Grants.

            (a) The Board of Directors or the Committee may grant Restricted Stock under the Plan to any individual or entity eligible to receive Restricted Stock pursuant to clause (b) of Section 4 hereof.

            (b) In addition to any other applicable provisions hereof and except as may otherwise be specifically provided in a Restricted Stock Grant Agreement, the following restrictions in this Section 18(b) shall apply to grants of Restricted Stock made by the Board or the Committee:

                  (i) No shares granted pursuant to a grant of Restricted Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until, and to the extent that, such shares are vested.

                  (ii) Shares granted pursuant to a grant of Restricted Stock shall vest as determined by the Board or the Committee, as provided for in the Restricted Stock Grant Agreement. The foregoing notwithstanding (but subject to the provisions of (iii) hereof and subject to the discretion of the Board or the Committee), a Grantee shall forfeit all shares not previously vested, if any, at such time as the Grantee is no longer employed by, or serving as a Director of, or rendering consulting or advisory services to, the Company or a parent or subsidiary corporation of the Company. All forfeited shares shall be returned to the Company.

                  (iii) Notwithstanding the provisions of (ii) hereof, non-vested Restricted Stock shall automatically vest to the same extent as non-vested options as provided for in Section 19 hereof.

            (c) In determining the vesting requirements with respect to a grant of Restricted Stock, the Board or the Committee may impose such restrictions on any shares granted as it may deem advisable including, without limitation, restrictions relating to length of service, corporate performance, attainment of individual or group performance objectives, and federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Any such restrictions shall be specifically set forth in the Restricted Stock Grant Agreement.

            (d) Certificates representing shares granted that are subject to restrictions shall be held by the Company or, if the Board or the Committee so specifies, deposited with a third-party custodian or trustee until lapse of all restrictions on the shares. After such lapse, certificates for such shares (or the vested percentage of such shares) shall be delivered by the Company to the Grantee; provided, however, that the Company need not issue fractional shares.

            (e) During any applicable period of restriction, the Grantee shall be the record owner of the Restricted Stock and shall be entitled to vote such shares and receive all dividends and other distributions paid with respect to such shares while they are so restricted. However, if any such dividends or distributions are paid in shares of Company stock or cash or other property during an applicable period of restriction, the shares, cash and/or other property deliverable shall be held by the Company or third party custodian or trustee and be subject to the same restrictions as the shares with respect to which they were issued. Moreover, the Board or the Committee may provide in each grant such other restrictions, terms and conditions as it may deem advisable with respect to the treatment and holding of any stock, cash or property that is received in exchange for Restricted Stock granted pursuant to the Plan.

            (f) Each Grantee making an election pursuant to Section 83(b) of the Code shall, upon making such election, promptly provide a copy thereof to the Company.

      19. Liquidation, Merger or Consolidation. Notwithstanding Section 14(a) hereof, if the Board of Directors approves a plan of complete liquidation or a merger or consolidation (other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation), the Board of Directors or the Committee may, in its sole discretion, upon written notice to the holder of an Option, provide that the Option must be exercised within twenty (20) days following the date of such notice or it will be terminated. In the event such notice is given, the Option shall become immediately exercisable in full.

      20. Effectiveness of the Plan. The Plan was adopted by the Board of Directors and is effective on February 6, 2003.

      21. Termination, Modification and Amendment.

            (a) The Plan (but not Options previously granted under the Plan) shall terminate on February 6, 2013, which is within ten (10) years from the date of its adoption by the Board of Directors, or sooner as hereinafter provided, and no Option or Restricted Stock shall be granted after termination of the Plan. The foregoing shall not be deemed to limit the vesting period for Restricted Stock granted pursuant to the Plan.

            (b) The Board of Directors may at any time, on or before the termination date referred to in Section 21(a) hereof, without stockholder approval, terminate the Plan, or from time to time make such modifications or amendments to the Plan as it may deem advisable.

            (c) No termination, modification, or amendment of the Plan may, without the consent of the individual or entity to whom any Option or Restricted Stock shall have been granted, adversely affect the rights conferred by such Option or Restricted Stock grant.

      22. Not a Contract of Employment. Nothing contained in the Plan or in any Stock Option Agreement or Restricted Stock Grant Agreement executed pursuant hereto shall be deemed to confer upon any individual or entity to whom an Option or Restricted Stock is or may be granted hereunder any right to remain in the employ or service of the Company or a parent or subsidiary corporation of the Company or any entitlement to any remuneration or other benefit pursuant to any consulting or advisory arrangement.

      23. Use of Proceeds. The proceeds from the sale of shares pursuant to Options or Restricted Stock granted under the Plan shall constitute general funds of the Company.

      24. Indemnification of Board of Directors or Committee. In addition to such other rights of indemnification as they may have, the members of the Board of Directors or the Committee, as the case may be, shall be indemnified by the Company to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit, or proceeding, the member or members of the Board of Directors or the Committee, as the case may be, shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such member or members undertake to defend the same on his or their own behalf.

      25. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

      26. Disqualifying Dispositions. If Common Stock acquired upon exercise of an Incentive Stock Option granted under the Plan is disposed of within two years following the date of grant of the Incentive Stock Option or one year following the issuance of the Common Stock to the Optionee, or is otherwise disposed of in a manner that results in the Optionee being required to recognize ordinary income, rather than capital gain, from the disposition (a "Disqualifying Disposition"), the holder of the Common Stock shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Company may reasonably require.

      27. Withholding Taxes.

            (a) Whenever under the Plan shares of Common Stock are to be delivered to an Optionee upon exercise of a Nonstatutory Stock Option or to a Grantee of Restricted Stock, the Company shall be entitled to require as a condition of delivery that the Optionee or Grantee remit or, at the discretion of the Board or the Committee, agree to remit when due, an amount sufficient to satisfy all current or estimated future Federal, state and local income tax withholding requirements, including, without limitation, the employee's portion of any employment tax requirements relating thereto. At the time of a Disqualifying Disposition, the Optionee shall remit to the Company in cash the amount of any applicable Federal, state and local income tax withholding and the employee's portion of any employment taxes.

            (b) The Board of Directors or the Committee may, in its discretion, provide any or all holders of Nonstatutory Stock Options or Grantees of Restricted Stock with the right to use shares of Common Stock in satisfaction of all or part of the withholding taxes to which such holders may become subject in connection with the exercise of their Options or their receipt of Restricted Stock. Such right may be provided to any such holder in either or both of the following formats:

                  (i) The election to have the Company withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Nonstatutory Stock Option or otherwise deliverable as a result of the vesting of Restricted Stock, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%)) designated by the holder.

                  (ii) The election to deliver to the Company, at the time the Nonstatutory Stock Option is exercised or Restricted Stock is granted or vested, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or Restricted Stock grant triggering the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%)) designated by the holder.

      28. Other Provisions. Each Option granted, and each Restricted Stock grant, under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board or the Committee, in its sole discretion. Notwithstanding the foregoing, each Incentive Stock Option granted under the Plan shall include those terms and conditions which are necessary to qualify the Incentive Stock Option as an "incentive stock option" within the meaning of Section 422 of the Code and the regulations thereunder and shall not include any terms and conditions which are inconsistent therewith.

      29. Definitions. For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the meanings set forth in Sections 424(e) and 424(f) of the Code, respectively, and the masculine shall include the feminine and the neuter as the context requires.

      30. Governing Law. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of New York, excluding choice of law principles thereof.